SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
Olympic Steel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1245650

(State of Incorporation or Organization)	(I.R.S. Employer
Identification No.)

5096 Richmond Road, Bedford Heights, Ohio	44146-1392

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Rights to Purchase Preferred Shares	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     Olympic Steel, Inc. (the “Company”) has adopted Amendment No. 1, dated as of September 16, 2008 (the “Amendment”), by and among the Company, National City Bank and Mellon Investor Services LLC, to the Rights Agreement, dated as of January 31, 2000 (the “Rights Agreement”). In addition to several technical amendments, the Amendment removed National City Bank as rights agent, appointed Mellon Investor Services LLC as successor rights agent, modified several provisions relating to the duties, obligations and liabilities of the rights agent and changed the Purchase Price (as defined in the Rights Agreement) from $20 to $170.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and is incorporated herein by reference.
Item 2. Exhibits

Number	Description

4.1	Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 1, dated as of September 16, 2008, by and among the Company, National City Bank and Mellon Investor Services LLC, to the Rights Agreement, dated as of January 31, 2000 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on September 19, 2008).

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OLYMPIC STEEL, INC.
By:	/s/ Richard T. Marabito
	Name:	Richard T. Marabito
	Title:	Chief Financial Officer

Date: September 19, 2008

EXHIBIT INDEX

Number	Description

4.1	Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 1, dated as of September 16, 2008, by and among the Company, National City Bank and Mellon Investor Services LLC, to the Rights Agreement, dated as of January 31, 2000 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on September 19, 2008).